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                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          THE BAUER PARTNERSHIP, INC.



The Bauer Partnership, Inc. pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, adopts these Articles of Amendment.

The following amendment to the Articles of Incorporation was adopted by unanimous consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes.

                                   ARTICLE I.
                                      NAME
                                      ----

The  name  of  the  corporation  is  Harbour  Front  Holdings,  Inc.

The number of shares of the corporation outstanding at the time of the adoption of the foregoing was 81, 783,894 and the number of shares entitled to vote thereon was the same. The number of shares consenting to the action was 42,015,067. The shareholders consenting to the action represent a majority of the issued and outstanding shares


        Effective this 17th day of January 2003.

                         /s/Ronald  J.  Bauer
                         --------------------
                         Ronald  J. Bauer, Chief Executive Officer and Secretary



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